Exhibit 99.1
For Release: 10 a.m. EST
February 9, 2009
Bob Lutz moves to Senior Advisor Role; Will Retire at End of 2009
Tom Stephens Becomes Vice Chairman — Global Product Development
DETROIT — GM Chairman and CEO Rick Wagoner today announced that Robert A. Lutz, GM Vice Chairman — Global Product Development, will transition to a new role effective April 1, 2009 as Vice Chairman and Senior Advisor. Lutz, 76, will provide strategic input into GM’s global design and key product initiatives until his retirement at the end of 2009. He will continue to report to Wagoner.
Wagoner also announced that effective April 1, 2009 the GM Board of Directors elected Thomas G. Stephens, Vice Chairman — Global Product Development, reporting to President and Chief Operating Officer Fritz Henderson. Stephens, 60, is currently Executive Vice President, Global Powertrain and Global Quality. In this new assignment, Stephens will maintain his responsibility for overseeing GM’s global quality activity.
Concurrent with this appointment, GM is restructuring its global powertrain group to integrate powertrain functional activities into their respective global GM functions. Accordingly, in his new role, Stephens will have responsibility for global powertrain engineering, in addition to global design, product engineering, product planning and program management. Powertrain manufacturing will report to Gary Cowger, Group Vice President of GM Global Manufacturing and Labor Relations. Other staffs that support the GM Powertrain organization will be integrated into their respective global functions. These moves represent another important step in GM’s restructuring initiative to create a leaner, more efficient organization.
“Bob Lutz was already a legendary automotive product guy when he rejoined GM in 2001,” Wagoner said, “and he’s added to that by leading the creation of a string of award-winning vehicles for GM during his time here. His 46 years of experience in the global automotive business have been invaluable to us. I’ve personally learned a great deal from Bob and have very much enjoyed the time we’ve worked together,” Wagoner added. “I’m looking forward to Bob’s continued contributions to GM for the remainder of 2009 — and I know the impact of his efforts leading GM global product development will continue for years to come.
“Tom Stephens is the perfect guy to take the reins of GM’s global product development,” Wagoner continued. “He’s had extensive experience in virtually every aspect of our global product development activities. With his 40 years at GM, Tom has an extraordinary understanding of our products and our organization, and is highly respected worldwide. I’m confident that with Tom’s passion for great products and vast knowledge of advanced propulsion, he will continue to raise the bar in executing outstanding GM cars and trucks.

Note: Biographies of Lutz and Stephens are available on the GM Media and Investor websites. Photos are available on the GM Media site.
About GM — General Motors Corp. (NYSE: GM), one of the world’s largest automakers, was founded in 1908, and today manufactures cars and trucks in 34 countries. With its global headquarters in Detroit, GM employs 252,000 people in every major region of the world, and sells and services vehicles in some 140 countries. In 2008, GM sold 8.35 million cars and trucks globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Hummer, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
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CONTACT(S):
Tom Wilkinson
313-667-0366 (o)
313-378-6233 (c)
tom.wilkinson@gm.com
Dee Allen
586-986-8136 (o)
313-529-0005 (c)
dee.allen@gm.com
Pat Morrissey
954-471-8104 (c)
patrick.e.morrissey@gm.com